File No. 333-118158

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

AXSYS TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	11-1962029
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o General Dynamics Corporation 2941 Fairview Park Drive, Falls Church, Virginia	22042-4513
(Address of Principal Executive Offices)	(Zip Code)

Axsys Technologies, Inc. 401(k) Retirement Plan

(Full title of the plan)

David A. Savner

Vice President

Axsys Technologies, Inc.

c/o General Dynamics Corporation

2941 Fairview Park Drive

Falls Church, Virginia 22042-4513

(Name and address of agent for service)

(703) 876-3000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer ☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

RECENT EVENTS - DEREGISTRATION OF COMMON STOCK

This Post-Effective Amendment No. 1 relates to the registration statement on Form S-8, File No. 333-118158 (as amended, the “Registration Statement”), filed by Axsys Technologies, Inc., a Delaware corporation (the “Registrant”), for the registration of common stock to be offered pursuant to the Axsys Technologies, Inc. 401(k) Retirement Plan (as amended, the “Plan”).

On September 2, 2009, pursuant to the terms of the Agreement and Plan of Merger, dated as of June 4, 2009 (as amended, modified or supplemented in accordance with its terms, the “Merger Agreement”), by and among the Registrant, General Dynamics Advanced Information Systems, Inc., a Delaware corporation (“GD AIS”), and Vision Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and an indirect, wholly-owned subsidiary of General Dynamics Corporation, a Delaware corporation (“General Dynamics”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as an indirect, wholly-owned subsidiary of General Dynamics.  Pursuant to the Merger, each share of the common stock of the Registrant (including each share of the Registrant’s restricted common stock) that was issued and outstanding immediately prior to the effective time of the Merger (other than (i) shares of common stock held by the Registrant, General Dynamics, GD AIS or Merger Sub or any of their respective subsidiaries and (ii) dissenting shares) was cancelled and automatically converted into the right to receive an amount in cash equal to $54.00, without interest, less any required withholding taxes.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement.  The Registrant hereby removes from registration any common stock registered but unsold under the Registration Statement.

This Post-Effective Amendment to the Registration Statement shall become effective automatically upon the date of filing in accordance with Rules 456 and 464 promulgated under the Securities Act of 1933, as amended.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Falls Church, State of Virginia, on the 10th day of September, 2009.

AXSYS TECHNOLOGIES, INC.

By:	/s/ DAVID A. SAVNER

Name:	David A. Savner
Title:	Vice President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ LEWIS F. VON THAER	President (Principal Executive Officer)	September 10, 2009
Lewis F. von Thaer

/S/ KIMBERLY A. KURYEA	Vice President (Principal Financial Officer	September 10, 2009
Kimberly A. Kuryea	and Principal Accounting Officer)

/S/ GERARD J. DEMURO	Director	September 10, 2009
Gerard J. DeMuro

/S/ L. HUGH REDD	Director	September 10, 2009
L. Hugh Redd

/S/ DAVID A. SAVNER	Director	September 10, 2009
David A. Savner